EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

     a) CoStar Realty Information, Inc., a Delaware corporation

     b) CoStar Limited, a U.K. company

     c) CoStar UK Limited, a U.K. company

d) Grecam S.A.S., a France Societée par Actions Simplifiée

e) CoStar Portfolio Strategy, LLC, a Delaware limited liability company

f) Property and Portfolio Research Ltd., a U.K. company

g) LoopNet, Inc., a Delaware corporation

h) CoStar Realty Information Canada Ltd., a British Columbia company

i) CoStar International LLC., a Delaware limited liability company

j) Apartments, LLC, a Delaware limited liability company

k) CoStar Field Research, LLC, a Delaware limited liability company

l) Network Communications, Inc., a Georgia corporation

m) CoStar Europe Ltd., a U.K. company

n) CoStar España, S.L., a Spanish company